FIRM AND INTERRUPTIBLE

GAS SALE AND PURCHASE AGREEMENT

BETWEEN

FURIE OPERATING ALASKA, LLC

AND

CHUGACH ELECTRIC ASSOCIATION, INC.

March 3, 2017

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GAS SALE AND PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE	PAGE

1....................................................................................................................DEFINITIONS1

2............................................................................GAS SALES AND PURCHASES5

3............DELIVERY POINT; TITLE; LIABILITY AND RISK OF LOSS11

4............................................................................EFFECTIVE DATE AND TERM12

5..................................................................................MEASUREMENT; QUALITY13

6................................................................GAS SALES PRICE; OTHER COSTS13

7................................................................................INVOICING AND PAYMENT14

8................................................................................................................TERMINATION16

9.FORCE MAJEURE; FIELD OPERATIONS GAS; PRIORITY OBLIGATION16

10..........................................................................................ROYALTIES AND TAXES18

11.WARRANTY OF TITLE; OWNERSHIP AND DISPOSITION OF GAS19

12..................................................................................................NO PUBLIC UTILITY19

13....................................................................................................INDEMNIFICATION20

14.COVER DAMAGES; EXCUSED FAILURES; LIMITATION OF LIABILITY20

15............................................................................................................................NOTICES22

16................................................................................................................ASSIGNMENT24

17..............................GOVERNING LAW AND DISPUTE RESOLUTION26

18........................................................................................................MISCELLANEOUS27

Appendix A

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GAS SALE AND PURCHASE AGREEMENT

This GAS SALE AND PURCHASE AGREEMENT (“Agreement”) dated as of March 3, 2017 (“Effective Date”), is entered into by and between Furie Operating Alaska, LLC (“Seller”) and Chugach Electric Association, Inc. (“Buyer”).  Seller and Buyer may be referred to, collectively, as “Parties” and each, individually, as a “Party”.

RECITALS

A.Seller owns, controls, or has the right to dispose of certain volumes of Natural Gas produced from lands located in the Cook Inlet region of Alaska (the “Project”);

B.Buyer desires to purchase such Natural Gas on both an Interruptible and Firm basis; and

C.The Parties wish to provide the terms and conditions for the sale and purchase of such Natural Gas.

AGREEMENT

1.DEFINITIONS

1.1The following definitions apply to this Agreement:

“ADNR” is defined in Section 10.1.

“Agreement” is defined in the first paragraph hereof.

“Annual Gas Commitment” is defined in Section 2.1(A).

“Business Day” means any Day except a Saturday, Sunday, or a Federal Reserve Bank holiday.  A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant Party’s principal place of business.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Shortfall Quantity” means the volume of Firm Gas that Buyer is required to receive and pay for on a given Day less the volume of Gas that Buyer actually receives and purchases from Seller on such Day.

“CINGSA” means the Cook Inlet Natural Gas Storage Alaska, LLC, storage facility.

“Claim” of any person means any claim, liability, loss, demand, damages, lien,

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cause of action of any kind, obligation, costs, royalty, fees, assessments, penalties, fines, judgment, interest and award (including recoverable legal counsel fees and costs of litigation of the party asserting the Claim), whether arising by law, contract, tort, voluntary settlement or otherwise.

“Cover Standard” means that if there is an unexcused failure to deliver or to receive any quantity of Gas that is to be sold and purchased hereunder on a Firm basis, then the non-failing Party shall use commercially reasonable efforts to: (A) if Buyer is the non-failing Party, obtain equivalent quantities of Gas from a third party (or an alternate fuel, or alternate electricity, in either case as elected by Buyer when replacement Gas is not available), or (B) if Seller is the non-failing Party, sell Gas to a third party, and in case of either (A) or (B) above, at a price reasonable for the delivery or production area, as applicable, consistent with: (1) the amount of notice provided by the non-performing Party; (2) the immediacy of the Buyer’s Gas consumption needs or Seller’s Gas sales requirements, as applicable; (3) the quantities of Gas involved; and (4) the anticipated length of failure by the non-performing Party.

“Contract Year” means: (A) for the initial Contract Year, a period beginning at 00:00:00 on the Effective Date and ending at 23:59:59 on March 31, 2018; and (B) otherwise, a twelve (12) month period beginning at 00:00:00 on April 1 of a calendar year and ending at 23:59:59 on March 31 of the following calendar year.

“Day” means a calendar day.

“Daily Rate” means the daily rate (in MMcfpd) of Firm Gas deliveries, which may be expressed as a range with respect to a Contract Year but shall be expressed as a single rate with respect to each Day on which Firm Gas deliveries and purchases are scheduled hereunder.

“Delivery Point” is defined in Section 3.1.

“Dispute” means any dispute or controversy arising out of this Agreement or operations in connection with this Agreement, including a Claim under this Agreement and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, or breach of this Agreement or any Transaction Confirmation.

“Effective Date” is defined in the first paragraph of this Agreement.

“Engineer” means an independent, registered professional petroleum engineer from a firm reasonably acceptable to Buyer and Seller.

“Field Operations Gas” means Gas that Seller determines, in its reasonable discretion, is necessary for Seller’s use only for its gas field and gas facilities’ operations and maintenance, gas processing, gas dehydration, gas treatment and

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similar field and facility uses.

“Final RCA Approval” is defined in Section 4.3.

“Financing Agreements” means the financing documents entered into by Seller and the Financing Parties.

“Financing Parties” means any and all debt or equity financing parties providing interim, construction or long-term financing or any refinancing of the Project (or any portion thereof) and any collateral agent, trustee or other agent acting on their behalf, together with their respective successors and assigns. As of the date hereof, the Financing Parties are (i) Energy Capital Partners Mezzanine Opportunities Fund A, LP, as administrative agent and collateral agent (together with its successors, assigns and designees, the “ECP Administrative Agent”) for the lenders under that certain Amended and Restated Credit Agreement, dated as of March 19, 2015 (as same has been amended, and as may be further amended, amended and restated, modified and supplemented from time to time), by and among the Seller, Cornucopia Oil & Gas Company, LLC, the lenders party thereto (together with their successors and assigns, the “Lenders”) and the ECP Administrative Agent and (ii) the Lenders.

“Firm” means that a Party’s delivery and sale or receipt and purchase of Gas, as applicable, may be interrupted or excused without liability to the other Party hereunder only to the extent that such performance is prevented by an event of Force Majeure, a CINGSA outage described in Section 2.9 or is otherwise specifically excused by the terms of this Agreement.

“Force Majeure” is defined in Section 9.2.

“Gas” or “Natural Gas” means any mixture of hydrocarbons or of hydrocarbons and non-combustible gases, in a gaseous state consisting primarily of methane and meeting the quality specifications of Section 5.2.

“Gas Reserves” shall mean the total quantity of Seller’s proved developed reserves and Seller’s proved undeveloped reserves, both as determined in accordance with sound petroleum reservoir engineering practices.

“Gas Sales Price” means the price per Mcf for Gas delivered by Seller and received by Buyer during a Contract Year, as set forth in Section 6.1.

“Interrupt”, “Interruptible”, or “Interruption” means that, subject to the provisions of Sections 2.2, 2.5 and 2.6, in the case of Seller’s obligations to deliver and sell Gas, Seller may reduce or cease the delivery and sale of Gas when Seller in its sole discretion elects to reduce or cease deliveries and sales for any reason and, in the case of Buyer’s obligations to receive and purchase Gas, Buyer may reduce or cease the receipt and purchase of Gas when Buyer in its sole discretion elects to reduce or cease receipt and purchase for any reason.

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“Mcf,” “MMcf” and “Bcf” mean thousand standard cubic feet, million standard cubic feet, and billion standard cubic feet, respectively.  Standard conditions will be at 14.65 psia pressure, and 60 degrees Fahrenheit temperature.

“Minor Gas Adjustment” is defined in Section 2.1(C).

“MMcfpd” means million standard cubic feet per Day.

“Month” means a period beginning at 00:00:00, Anchorage time, on the first Day of a calendar month and ending at 23:59:59, Anchorage time, on the last Day of the same calendar month.

“Operational Notice” means a notice given as provided in Section 2.6, Section 9.3, Section 15.2 or elsewhere in this Agreement.

“Option Gas” is defined in Section 2.1(D).

“Option Gas Notice” is defined in Section 2.1(D).

“Party” and “Parties” are defined in the first paragraph of this Agreement.

“Production Taxes” has the meaning defined and set by AS 43.55.011, as amended, replaced, or supplemented from time to time after the date hereof.

“Pro Rata Allocation” means the Seller shall deliver Gas to Buyer at an allocated Daily Rate proportional to the aggregate total average daily rate (in MMcfpd) to be delivered by Seller on such date hereunder and pursuant to Seller’s Other Obligations.

“Seller” is defined in the first paragraph of this Agreement.

“Seller’s Existing Commitments” means Seller’s obligations to sell volumes of Gas pursuant to: (A) that certain Gas Sales Agreement between Seller and Alaska Electric and Energy Cooperative, Inc. dated June 26, 2014, as amended, and as same may be further amended from time to time and (B) that certain Gas Sales Agreement between Seller and Alaska Pipeline Company dated February 26, 2016, as same may be amended from time to time, provided, that, in the case of both (A) and (B) above, any such amendment that increases or otherwise provides for Gas volumes to be sold under either such Gas Sales Agreement during the Term must be agreed to by Seller and Buyer prior to the entry into such amendment (for the avoidance of doubt, Buyer shall have no right to approve or withhold approval of amendments to such Gas Sales Agreements that do not impact the Firm Gas volumes to be sold thereunder); and (C) any other Gas sales contracts between Seller and any third party,  provided, that any such contract that provides for Gas volumes to be sold thereunder during the Term must be agreed to by Seller and Buyer prior to the entry into such contract.

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“Seller’s Facilities” means Seller’s onshore and offshore facilities for the production and delivery of Gas and the facilities for the transportation of Gas to the Delivery Point(s), including production platforms, production wells, storage wells, pipelines, compression and treatment facilities.

“Seller Shortfall Quantity” means the volume of Firm Gas that Seller is required to deliver and sell to Buyer on a given Day, less the volume of Gas that Seller actually delivers and sells to Buyer on such Day.

“Seller’s Other Obligations” is defined in Section 9.6.

“Term” is defined in Section 4.1.

1.2Interpretation.  Unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(A)Plural and singular words each include the other.

(B)The masculine, feminine and neuter genders each include the others.

(C)The word “or” is not exclusive and the word “hereunder” means under this Agreement.

(D)The word “includes” and “including” are not limiting.

(E)Reference to any statute, statutory provision or statutory instrument includes a reference to that statute, statutory provision or statutory instrument as from time to time amended, extended or re-enacted.

(F)Unless the context otherwise requires, reference to any Article, Section or Exhibit is to an Article, Section or Exhibit of this Agreement.

(G)All references to time in this Agreement shall mean then-prevailing time in the Alaska Time Zone.

(H)All other capitalized terms used but not defined in Section 1.1 shall bear the meanings given to them in the applicable provisions of the text herein.

(I)If there is any conflict between the provisions of the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail.

2.GAS SALES AND PURCHASES

2.1Commitment.  Subject to all of the terms and conditions of this Agreement,

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Seller shall deliver and sell to Buyer, and Buyer shall receive and purchase from Seller each Contract Year, a minimum of the Firm Gas volumes equal to the Annual Gas Commitment and at the Daily Rates as set forth in this Section 2.1.  Unless Seller and Buyer otherwise agree in a writing signed by both Parties, each Annual Gas Commitment under this Agreement is on a Firm volume and Daily Rate basis for the applicable Contract Year.

(A)The Annual Gas Commitment volumes for each Contract Year under this Agreement for Firm Gas deliveries are as follows (each, an “Annual Gas Commitment”):

Contract Year	Dates	Annual Gas Commitment (Bcf)
1	1/01/2017 through 3/31/2018	0
2	4/1/2018 through 3/31/2019	0
3	4/1/2019 through 3/31/2020	0
4	4/1/2020 through 3/31/2021	0
5	4/1/2021 through 3/31/2022	0
6	4/1/2022 through 3/31/2023	0
7	4/1/2023 through 3/31/2024	1.830
8	4/1/2024 through 3/31/2025	1.825
9	4/1/2025 through 3/31/2026	1.825
10	4/1/2026 through 3/31/2027	1.825
11	4/1/2027 through 3/31/2028	1.830
12	4/1/2028 through 3/31/2029	1.825
13	4/1/2029 through 3/31/2030	1.825
14	4/1/2030 through 3/31/2031	1.825
15	4/1/2031 through 3/31/2032	1.830
16	4/1/2032 through 3/31/2033	1.825
Total Volume		18.265

(B)The Daily Rates under this Agreement are as follows:

Contract Year	Dates	Daily Rate (MMcfpd)
1	1/01/2017 through 3/31/2018	0
2	4/1/2018 through 3/31/2019	0
3	4/1/2019 through 3/31/2020	0
4	4/1/2020 through 3/31/2021	0
5	4/1/2021 through 3/31/2022	0
6	4/1/2022 through 3/31/2023	0
7	4/1/2023 through 3/31/2024	5.0
8	4/1/2024 through 3/31/2025	5.0

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9	4/1/2025 through 3/31/2026	5.0
10	4/1/2026 through 3/31/2027	5.0
11	4/1/2027 through 3/31/2028	5.0
12	4/1/2028 through 3/31/2029	5.0
13	4/1/2029 through 3/31/2030	5.0
14	4/1/2030 through 3/31/2031	5.0
15	4/1/2031 through 3/31/2032	5.0
16	4/1/2032 through 3/31/2033	5.0

(C)Commencing with Contract Year 6, by notice to Seller on or before September 15th each calendar year, Buyer may require an increase or decrease of not more than five percent (5%) to the Annual Gas Commitment for the next-succeeding Contract Year (each a “Minor Gas Adjustment”).  The Minor Gas Adjustment shall be applied to the Daily Rate uniformly for each Day of the succeeding Contract Year. If Buyer provides a notice of Minor Gas Adjustment (each, a “Minor Adjustment Notice”), then the applicable Annual Gas Commitment and the related Daily Rate applicable to such succeeding Contract Year shall be adjusted as described in the Minor Adjustment Notice. Buyer may not provide a Minor Adjustment Notice that reduces the Annual Contract Quantity for the purpose of buying the Minor Gas Adjustment volume from a third party and the Minor Adjustment Notice shall certify that the Minor Gas Adjustment is not for that purpose. For the avoidance of doubt, if the Minor Gas Adjustment reduces the applicable Annual Gas Commitment, Seller may sell the applicable volume of Gas equal to the reduction to third parties. If Buyer later determines Buyer needs to purchase all or a portion of the volumes reduced by a Minor Adjustment Notice, Buyer shall provide Seller reasonable notice and Seller shall have the option, in its sole discretion, to supply those requested volumes to Buyer pursuant to the terms of this Agreement. For clarity, a five percent (5%) increase in the Annual Gas Commitment would change a Daily Rate of 5.0 MMcfpd to 5.25 MMcfpd for each Day of the Contract Year.

(D)Beginning in 2021, by notice to Seller on or before September 15th each calendar year (“Option Gas Notice”), Buyer may require an increase of not more than 5,000 Mcf per Day of Firm Gas (“Option Gas”) for the Contract Year following the next-succeeding Contract Year.  Any such Option Gas shall be added to the applicable Annual Gas Commitment of, and shall have the same Daily Rate of deliveries for each Day of, such succeeding Contract Year.  For the avoidance of doubt, each Option Gas Notice shall apply only to the next-succeeding Contract Year and not to any other Contract Years; provided, that Option Gas Notices may be issued for each applicable Contract Year.  For clarity, if Buyer in its Option Gas Notice requires less the 5,000 Mcf per day of Option Gas for a Contract Year, then Seller has no further obligation to reserve the quantity of Option Gas

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the Buyer did not request for that Contract Year.

(E)Without limiting the foregoing Sections 2.1(C) and 2.1(D), beginning in Contract Year 7, by notice to Seller each Day, Buyer may require an increase of not more than 2,000 Mcf per Day of Firm Gas for delivery on the Day following such notice (“Additional Daily Gas”), Seller shall provide such Additional Daily Gas, and the Daily Rate for such Day shall be increased to include such Additional Daily Gas.

2.2Daily Nomination of Deliveries.  Buyer shall nominate to Seller by email, by 12:00 noon each Day, a volume of (i) Firm Gas up to Daily Rate volume of Gas agreed to for the then-current Contract Year (as per the table set forth in Section 2.1(B) with respect to the applicable Contract Year, as may be adjusted pursuant to Section 2.1) and, (ii) if applicable, a volume of Interruptible Gas, that Buyer desires to receive and purchase from Seller on the next Day.  Without limiting the foregoing, Buyer and Seller will work together on a continuous basis, as necessary, to schedule deliveries and receipt of Gas.  If Buyer does not nominate an amount less than the applicable Daily Rate for that next Day, by 12:00 noon each Day, Seller shall deliver the next Day the Daily Rate of Firm Gas required pursuant to the table in Section 2.1(B) above.

2.3Rate Variations.  Unless otherwise agreed in an Operational Notice, daily delivery of the Gas volumes nominated in accordance with Section 2.2, including Interruptible Gas, shall be delivered at continuous uniform rate during the Day.  Changes to the delivery rate of Interruptible Gas volumes to be delivered on a particular Day under this Agreement and any Transaction Confirmation shall be as specified in an Operational Notice agreed to by the Parties requires twenty-four (24) hours prior written notice to Buyer.

2.4Transportation.

(A)The Seller is solely responsible for arranging the logistics and costs of transporting Gas to the Delivery Points. Buyer is solely responsible for arranging the logistics and costs of transporting Gas from the Delivery Points.

(B)Seller shall have an Operational Balancing Agreement (OBA) with KBPL for each applicable Delivery Point if it is offered as a service in KBPL’s RCA approved tariff.  If Seller has more than one Delivery Point on KBPL, Buyer may require Seller to have a Pool Delivery Point (as defined in the KBPL tariff) for the entire KBPL system.

2.5Additional Sales.

(A)Subject to the provisions of Section 2.3, in addition to sales of the Annual Gas Commitments at the applicable Daily Rates (subject to any Minor Gas

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Adjustments or Option Gas Notices), from time to time the Parties may agree to any volume of Gas sales and purchases to be made during the Term of this Agreement, whether on a Firm or an Interruptible basis, and all such additional sales and purchases shall be made pursuant to the applicable terms of this Agreement, unless otherwise agreed in writing by the Parties.  Such additional sales and purchases of Gas shall be made using the Transaction Confirmation attached hereto as Exhibit A.

(B)The Sales Price for all Interruptible Gas shall be the price per Mcf agreed by the Parties in the applicable Transaction Confirmation but at a price (1) no less than the applicable Interruptible Gas Sale Price Minimum Floor (defined in Section 6.1), (2) for Contract Years 1 through 6, no more than one and one half (1.5) times the applicable Firm Gas Sale Price of Contract Year 7, and (3) beginning in Contract Year 7, no more than one and one half (1.5) times the applicable Firm Gas Sale Price, in each case in the Table in Section 6.1 for the applicable Contract Year.

(C)The Parties agree that, at any time during the Term, pursuant to any Transaction Confirmation agreed and signed by the Parties, Buyer may convert any Interruptible Gas purchase into a Firm purchase in volumes per Day agreed by the Parties. Such Interruptible Gas purchases may be made for any period of time (not less than a Day) agreed by the Parties in a Transaction Confirmation. Once a Transaction Confirmation for Gas that would otherwise be Interruptible is executed for Gas volumes to be delivered on a Firm basis, such Gas volumes will be “Firm” for all purposes of this Agreement and Seller shall deliver and sell and Buyer shall receive and purchase such Gas volumes on a Firm basis at the agreed times and Daily Rates during the period of time the Parties agree such volumes shall be Firm. The Sales Price for such converted Interruptible Gas shall be the price per Mcf agreed by the Parties in the applicable Transaction Confirmation but at a price (1) no less than the applicable Interruptible Gas Sale Price Minimum Floor and (2) no more than one and one half (1.5) times the applicable Interruptible Gas Sale Price Minimum Floor, in each case in the Table in Section 6.1 for the applicable Contract Year.

2.6Operational Notices and Documentation. Actions under Sections 2.2, 2.3, 2.4 and 2.5 will be made or confirmed through Operational Notices.  The Parties will document the commencement and termination of all deliveries and receipts of the nominated volumes of Gas on each Day, the Delivery Points, and any modifications of the rates of flow within a reasonable time after the applicable Operational Notice.  The documented transactional summaries will be tabulated by Seller in a spreadsheet that will be provided to Buyer weekly or in response to a written request and will contain at least the following information in relation to each such transaction: (A) the total volume of sales and purchases of Gas, (B) the

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applicable rate(s) of Gas delivery, (C) the applicable Delivery Point(s), (D) the applicable Gas Sales Price, and (E) the total amount due by Buyer for (i) all Gas delivered and (ii) all Firm Gas made available to Buyer for delivery on any Day as required by the terms of this Agreement but not taken by Buyer (unless excused by the terms of this Agreement) for which Seller is owed payment pursuant to Sections 14.3 and 14.4.

2.7Penalties Incurred Under Applicable Pipeline Tariffs.  For any charges, fees or penalties (including imbalance penalties) incurred by either Party under the tariff of the pipeline transporting Gas to or from the Delivery Point, Buyer shall be responsible for any such penalties that are due to Buyer’s fault, negligence, Interruption or change in receipts (including any imbalances created as a result of Buyer taking more or less than the amount of Gas nominated by Buyer and confirmed by Seller), and Seller shall be responsible for any such penalties that are due to Seller’s fault, negligence, Interruption or changes in deliveries (including, but not limited to, any imbalances created as a result of Seller delivering more or less than the amount of Gas nominated by Buyer and confirmed by Seller).

2.8Gas Reserves Opinion and Development Plans.

(A)Beginning in 2018, by April 1 of each Contract Year during the Term, Seller shall deliver to Buyer an opinion letter from the Engineer regarding Seller’s Gas Reserves. The letter must be based on sound geologic, economic, and other data, and must be consistent with sound engineering principles.  The letter must conclude that Seller’s Gas Reserves are sufficient to meet the Seller’s obligations to (1) deliver the Annual Gas Commitments, (2) satisfy all remaining Option Gas Notice and Additional Daily Gas obligations and (3) satisfy Seller’s Existing Commitments, in each case during the then-remaining Term, assuming reasonable and prudent operations. The Engineer’s fees and expenses shall be paid by Seller.

(B)Seller shall make an oral presentation to Buyer describing Seller’s Gas Reserves development plans in an annual meeting between the Parties which shall take place no later than April 30 each year beginning in 2017.  Buyer shall preserve the confidentiality of all information received by Buyer from Seller or disclosed by Seller to Buyer under this Section 2.8. All information provided under this Section 2.8 shall be covered by a confidentiality agreement.

2.9Planned Operational Outages.

(A)During any scheduled CINGSA outage, during which Buyer’s ability to purchase and receive Gas may be limited due to the inability of CINGSA to receive and inject Buyer’s gas and which, as of the Effective Date, are

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anticipated to be two (2) weeklong periods each year during the Term, occurring in April and October of each year, Seller and Buyer shall work together to balance the receipt and deliveries of Gas to maximize Buyer’s ability to purchase and receive Gas hereunder. Buyer will use commercially reasonable efforts to purchase and receive the maximum amount of Gas that it is able to during each such outage, provided, however, that Buyer may reduce its purchases and receipt of Gas hereunder in relation to such scheduled CINGSA outage, and neither Party shall have any liability to the other Party in relation to Gas not sold and purchased hereunder due to such reductions. Buyer shall use commercially reasonable efforts to minimize the scope and duration of such reductions. Buyer may also request that Seller sell and deliver Gas in excess of the then-applicable Annual Gas Commitment and/or Daily Rate before, during and after any scheduled CINGSA outage and, if Seller, in its sole discretion, can operationally provide such additional Gas hereunder, then Seller shall sell and deliver and Buyer shall purchase and receive such additional Gas on a Firm basis at the then-applicable Gas Sales Price for Firm Gas.

(B)The Parties shall use commercially reasonable efforts to reschedule deliveries of Gas to be made during such CINGSA outages that are not made as a result of such outages to occur not later than thirty (30) days after the end of any such outage.

3.DELIVERY POINT; TITLE; LIABILITY AND RISK OF LOSS

3.1Delivery Points. At Seller’s election unless otherwise agreed, Gas delivered under this Agreement shall be delivered to one or more of the following Gas metering locations or delivery points (each, a “Delivery Point”):

(A)KBPL 215 meter;

(B)CINGSA, provided, if Seller elects to deliver from CINGSA, Buyer may select the following points:

(1)KBPL CINGSA 415B Meter; or

(2)CINGSA /APL 715 Meter; and

(C)Other metering locations or delivery points agreed to by Seller and Buyer in (1) an Operational Notice or (2) a Transaction Confirmation.

3.2Title. Title to all Gas delivered under this Agreement will pass from Seller to Buyer upon the delivery of such Gas by Seller to Buyer at the applicable Delivery Point(s).

3.3Risk of Loss. Subject to the provisions of Article 13, all cost, liability and risk for

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and associated with the Gas will be with Seller prior to and at delivery by Seller to the applicable Delivery Point(s), and with Buyer after delivery by Seller to the applicable Delivery Point(s).

4.EFFECTIVE DATE AND TERM

4.1Effective Date.  Subject to the provisions of Section 4.3(B), the term of the Agreement begins on the Effective Date and, unless earlier terminated under Section 4.3 or Article 8, terminates on March 31, 2033 (the “Term”), provided, however, that this Agreement must be approved by the RCA before either Seller or Buyer has any obligations hereunder.

4.2Term Extension.    Unless otherwise agreed by the Parties in writing the Term shall not be extended.

4.3Conditions Precedent.  Notwithstanding Section 4.1 to the contrary, the following events shall be conditions precedent to any alleged or actual obligation of Seller to deliver and sell and Buyer to receive and purchase Gas hereunder:

(A)that this Agreement be presented to and receive the approval of the Board of Directors of Buyer, as determined by Buyer in its sole discretion.  Buyer intends to achieve such approval by January 26, 2017; and

(B)that this Agreement be filed with the Regulatory Commission of Alaska (“RCA”) pursuant to 3 AAC § 52.470(e) and that, as directed by the RCA or otherwise determined by Buyer in its sole discretion, any and all necessary regulatory approvals have been obtained.  With respect to the RCA, such regulatory approval means a final order of the RCA, not subject to further reconsideration by the RCA or appeal by any third party, without condition(s) or modification(s) unacceptable to either Party or both Parties, such unacceptability to be determined in each such Party’s sole discretion (“Final RCA Approval”). Buyer shall file the Agreement with the RCA and intends to make such filing within two (2) weeks of the Effective Date and to achieve Final RCA Approval within six (6) months of the date Buyer files the Agreement with the RCA for approval.  Seller shall cooperate with Buyer and will, if requested by Buyer, provide letters of support to the RCA with respect to achieving Final RCA Approval of this Agreement; provided, however, that Seller need do nothing that may allow the RCA or another party to an RCA proceeding to require Seller to become a party to such proceeding, nor need Seller do anything to incur any cost or take any other action that will expose Seller’s employees or experts to being called as witnesses in an RCA proceeding.

(C)If (a) Final RCA Approval is not obtained within six (6) months of the date Buyer files the Agreement with the RCA for approval, or (b) Final RCA

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Approval is denied (including by imposition of condition(s) or modification(s) unacceptable to either Party or both Parties), then this Agreement may be terminated by either Party, effective on written notice to the other Party.

4.4Survival.  Notwithstanding anything to the contrary herein, all provisions of this Agreement relating to accrued payment obligations, indemnification, limitation of liability, and dispute resolution, including, without limitation, Sections 3.2 and 3.3, and Articles 1, 8, 9, 10, 11, 13, 14, 15, 17 and 18 will survive any expiration or termination of this Agreement.

5.MEASUREMENT; QUALITY

5.1The applicable American Gas Association (AGA) measurement standards in effect on the date of delivery of any Gas sold under this Agreement will apply to all Gas delivered under this Agreement.

5.2Seller warrants all Gas delivered to the applicable Delivery Point(s) will be of a pressure, condition and quality to meet the applicable standard requirements of the receiving pipeline system at the Delivery Point.

6.GAS SALES PRICE; OTHER COSTS

6.1Gas Sales Price. Buyer will pay Seller the applicable “Gas Sales Price” for each Mcf of Gas sold and delivered by Seller to Buyer, all in accordance with Article 7.  The applicable Gas Sales Price for Firm Gas and Interruptible Gas during each Contract Year are as set forth below.  The Parties shall mutually agree to and confirm the applicable Gas Sales Price for Interruptible Gas (subject to the minimum price set forth in the Table below, the “Interruptible Gas Sales Price Minimum Floor”) on the Transaction Confirmation prior to any sale of Interruptible Gas.

Contact Year	Firm Gas Sale Price ($/Mcf)	Interruptible Gas Sale Price Minimum Floor ($/Mcf)
1	N/A	$5.75
2	N/A	$5.75
3	N/A	$6.00
4	N/A	$6.00
5	N/A	$6.00
6	N/A	$6.00
7	$7.16	$6.00
8	$7.29	$6.00

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9	$7.42	$6.00
10	$7.55	$6.25
11	$7.69	$6.25
12	$7.73	$6.25
13	$7.77	$6.25
14	$7.85	$6.25
15	$7.93	$6.25
16	$7.98	$6.25

6.2Production Costs. Seller is responsible for all Gas processing and treatment expenses to meet the quality requirements of Section 5.2, payment of all royalties payable on the production of Gas, and payment of all taxes assessed in relation to all Gas hereunder (including, without limitation, severance, production and similar taxes) prior to and at its delivery to Buyer at the applicable Delivery Point(s).

6.3Transportation Costs.  Seller shall be solely responsible for all Gas transportation costs, including (without limitation) pipeline tariff(s), whether incurred by Seller or Buyer to transport gas to the Delivery Points.

6.4Post-Delivery Costs. Buyer is responsible for all transportation costs and taxes related to Gas after its delivery to Buyer at the applicable Delivery Point.

7.INVOICING AND PAYMENT

7.1Invoicing. Seller will provide to Buyer, on or before the fifth (5th) Business Day of each Month, a statement showing the total volume of Gas (whether Firm or Interruptible) that Seller’s records reflect was, during the preceding Month, actually delivered and sold to Buyer hereunder.  Buyer may request adjustments to such statement based on its records of Gas actually received from Seller during the preceding Month, and the Parties shall work in good faith to determine the actual amount of Gas delivered and received.  By the fifteenth (15th) Business Day of each Month in which an invoice is to be delivered, Seller will deliver to Buyer an invoice showing (1) the total agreed volume of Gas actually delivered, (2) the applicable Gas Sales Price, (3) the total amount due for such Gas, and (4) any corrections for the Months prior to such Month.  For the avoidance of doubt, all Interruptible Gas and Interruptible Gas converted to Firm Gas pursuant to Section 2.5 shall be invoiced and be payable by Buyer in the same manner and at the same times and following the same procedures as set forth in this Article 7.

7.2Payment.  Buyer will make payment on or before the twenty-fifth (25th) Business Day of the Month in which the invoice was presented. Payment will be by Automated Clearing House (“ACH”) transfer to the account of Seller set out below:

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Cornucopia Oil & Gas Company, LLC

Wells Fargo Bank, N.A.

420 Montgomery

San Francisco, CA 94104

Phone Number: (515) 243-2131

Account Name: Corporate Trust Clearing Account

Account Number: 0001038377

ABA/Routing: 121000248

For Further Credit To (FFC) Account #: 48675504

FFC Account Name: Cornucopia Gas Proceeds A/C

7.3Disputed Amounts; Remedies for Non-Payment.

(A)Buyer may dispute an invoice by delivering a notice to Seller that reasonably sets forth the basis of the dispute, the amount in dispute and reasonable documentation supporting Buyer’s position.  Buyer may, without prejudice to any Claim or right, pay any disputed amount and shall pay all undisputed amounts within the time period set forth in the first paragraph of Section 7.2.

(B)If Buyer fails to pay undisputed amounts within the time period set forth in the first sentence of Section 7.2, Seller shall provide notice of such failure to Buyer, and ten (10) Business Days’ following such notice, Seller shall have the right to cease Gas deliveries under this Agreement until payment (and interest under Section 7.4 below) is received, which cessation right will not prejudice Seller’s rights to collect any sums due Seller (including interest under Section 7.4 below) for Gas previously delivered to Buyer hereunder.

7.4Interest.  Any undisputed amount not paid when due will accrue interest daily at a rate of interest that is the lower of: (A) two (2) percentage points more than the Wall Street Journal prime rate applicable at the due date for payment; or (B) the maximum interest rate permitted by applicable law.

7.5Audit.  Each Party to this Agreement, at its sole expense, will have the right to audit the books and records of the other Party relating to performance of this Agreement at any time during the Term and for a period of twenty-four (24) months thereafter.  All audits will be conducted in accordance with professional auditing standards and during normal business hours.  The audited Party will fully cooperate with the auditing Party to accomplish the audit as expeditiously as possible.  All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery.  All retroactive adjustments to previous billings shall be paid in full by

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the Party owing payment within thirty (30) Days of notice from the other Party and substantiation of such adjustments.

8.TERMINATION

8.1The Parties agree that this Agreement is a forward contract within the meaning of and for the purposes of the United States Bankruptcy Code, as amended.  Further each Party represents to the other Party that it is a forward contract merchant as such term is defined in and for the purposes of the Bankruptcy Code, as amended.  If (a) a Party becomes the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (b) a Party becomes generally unable to pay its debts in the regular course of business as they become due, or (c) a Party makes a general assignment of all or substantially all of its assets for the benefit of creditors, the other Party to this Agreement may suspend its performance hereunder and/or terminate this Agreement effective on notice to the other Party, provided that in the case of the foregoing clause (a), no notice to the other Party will be required.

8.2In the event that: (a) either Party defaults in its undisputed payment obligations, or (b) either Party defaults in its performance of any other material obligation hereunder; and (i) in the case of a default under Section 8.2(a), the non-defaulting Party has given notice to the defaulting Party of such default and the defaulting Party has not cured such default within thirty (30) Days from the date it receives the notice to cure such default, or (ii) in the case of a default under Section 8.2(b), the non-defaulting Party has given notice to the defaulting Party specifying the default and the defaulting Party has not cured such default within sixty (60) Days from the date it receives the notice to cure such default, then the non-defaulting Party has the right to withhold or suspend deliveries or payment, or terminate this Agreement, each in the sole discretion of the non-defaulting Party, effective on written notice to the other Party.

9.FORCE MAJEURE; FIELD OPERATIONS GAS; PRIORITY OBLIGATION

9.1In the event a Party is rendered unable wholly or in part by Force Majeure to perform its obligations under this Agreement, the obligations of such Party, insofar as fulfillment of the obligation is prevented by such Force Majeure, excluding indemnification obligations and obligation to pay money that has become due and payable hereunder, will be suspended during the continuance of any inability so caused, but for no longer period, and such affected Party shall use commercially reasonable efforts to remedy such Force Majeure, to minimize the impact of the Force Majeure on the non-affected Party, and to resume its performance of the affected obligations as soon as is reasonably possible. In the event that either Party is affected by a Force Majeure that entirely prevents the affected Party’s performance for more than sixty (60) consecutive Days, the non-affected Party may terminate this Agreement, in the sole discretion of the non-affected Party, effective on ten (10) days’ written notice to the affected Party.

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9.2The term “Force Majeure,” as used herein, means acts of God, natural disasters and catastrophes (including, without limitation, fire, lightning, landslide, earthquake, volcano activity, storm, hurricane, hurricane warning, flood, high water, or explosion); acts of the public enemy, war, strikes, lockouts or industrial disputes or disturbances, civil disturbances; breakage or accident to machinery or lines of pipes, partial or total failure, curtailment or unavailability of a Gas well, Seller’s Facilities, a Gas storage facility (including, without limitation, CINGSA) or any facilities for the transmission of electricity; acts or omissions of public bodies or officers acting under claims of authority; or any other cause, whether or not similar to the foregoing, that is beyond the reasonable control of and could not have been prevented by the affected Party with reasonable foresight, at reasonable cost, and by the exercise of reasonable diligence in good faith, and is not attributable to the negligence or willful misconduct of the affected Party, but only to the extent any such incident wholly or partially prevents or hinders the affected Party from performing its obligations under this Agreement or any Transaction Confirmation. Settlement of strikes, lockouts, or other labor disputes will be entirely within the discretion of the Party having the difficulty and the above requirements that any Force Majeure event must be remedied with all reasonable dispatch do not require the Party experiencing strikes, lockouts, or other labor disputes to accede to any demand of opposing persons when such course is inadvisable in the sole discretion of that Party.  “Force Majeure” does not include any of the following events or circumstances: (a) lack of funds, (b) financial hardship or the inability of a Party to make a profit or achieve a satisfactory rate of return from the sale, purchase or consumption of Gas, or (c) loss of customers or loss of markets.

9.3A Party experiencing a Force Majeure event shall provide Operational Notice of the Force Majeure event as soon as reasonably possible after becoming aware of the occurrence of such event, and in any case, no later than 48 hours after becoming aware of the occurrence thereof. The Operational Notice must include a description of the nature of the event, and an estimate of its extent and duration. The Party experiencing the Force Majeure event shall update any affected other Parties on a reasonably frequent basis as to the affected Party’s progress in resolving the Force Majeure event.

9.4Notwithstanding any other provision of this Agreement, Seller may cease or curtail deliveries of Gas under this Agreement to ensure a sufficient supply of Field Operations Gas, and the Parties shall be relieved of all obligations to each other solely with respect to such Field Operations Gas.

9.5If it is determined by Seller in its reasonable determination, that Seller’s available Gas reserves or Seller’s Gas production are insufficient to permit it to (i) make Firm Gas deliveries under this Agreement and (ii) meet Seller’s Existing Commitments, then (A) Seller may in its sole discretion, from time to time temporarily reduce Gas deliveries under this Agreement to an amount (not less than zero) sufficient to give priority to such Seller’s Existing Commitments and

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(B) the provisions of Article 14 shall apply to all such Gas volumes reduced by Seller.

9.6Without limiting any other provision of this Agreement (but subject to Section 9.5), if at any time Seller reasonably determines that Seller’s Gas production is, due solely to an event of Force Majeure affecting Seller, insufficient to permit Seller to both: (A) make available to Buyer the applicable Daily Rate (or any portion thereof); and (B) meet its obligations to other purchasers of Firm Gas required to be offered by Seller pursuant to binding contractual obligations entered into by Seller (“Seller’s Other Obligations”), then solely for the period during which such Force Majeure affects Seller’s performance, Buyer’s right to Firm Gas at the applicable Daily Rate may, in Seller’s reasonable discretion, be subject to Pro Rata Allocation with Seller’s Other Obligations, provided, that under no circumstances shall Buyer receive less than its Pro Rata Allocation.

10.ROYALTIES AND TAXES

10.1ADNR Royalties. Seller shall be responsible for the payment of all royalties, and any fees, penalties and assessments attributable to the royalties, on Gas delivered under this Agreement, provided that the Alaska Department of Natural Resources (“ADNR”) agrees that the price paid under this Agreement is the value of the State of Alaska’s royalty share of productions under AS 38.05.180(aa) (with the exception of production covered by a royalty settlement agreement). The Parties shall work together to obtain acceptance by the ADNR of the price paid under this Agreement as the value of the State of Alaska’s royalty share of production under AS 38.05.180(aa) (with the exception of production covered by a royalty settlement agreement). If the Parties are not successful in obtaining such acceptance (with the exception of production covered by a royalty settlement agreement), Buyer shall reimburse Seller for any royalties which exceed the royalties that would be payable if the price paid under this Agreement were equal to the State of Alaska’s royalty share of such production.

10.2Royalty in Kind.  If and to the extent that the ADNR elects under applicable laws, regulations, or lease terms to take its royalty in kind, then Seller will have the right, in its sole discretion, to reduce Seller’s obligations under this Agreement.  If Seller elects to reduce its obligations under this Section 10.2, then Seller will notify Buyer within sixty (60) Days after Seller receives formal notice from the ADNR that it intends to take its royalty in kind, of the quantities of Gas that Seller is unable to deliver as a consequence of the State of taking its royalty in kind.  Seller and Buyer will work cooperatively to adjust the Annual Gas Commitments and Daily Rates of Gas volumes required under this Agreement; provided, that Seller shall reduce its obligations hereunder pro rata with reductions in its obligations under other commitments of Gas sales to third parties to the extent allowed without breaching such other commitments and Seller shall not reduce its obligations hereunder more than is necessary in relation to such royalty Gas diversions.  If and to the extent that Seller reduces its obligations to

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deliver Gas pursuant to this Section 10.2, then the Buyer shall have a corresponding right to reduce its purchase of Annual Gas Commitments and applicable Daily Rates under this Agreement.

10.3General Allocation.  Seller shall pay all taxes, fees, penalties, and assessments (including Production Taxes) attributable to Gas or any other activity or facility prior to the Delivery Points.  Buyer shall pay all taxes, fees, penalties, and assessments attributable to Gas or any other activity or facility after the Delivery Points.

10.4New Production Taxes.    Notwithstanding anything in Section 10.3 to the contrary, Buyer shall reimburse Seller for any Production Taxes or other new taxes attributable to the operations and transactions contemplated by this Agreement in excess of $0.25 per Mcf of Gas.

11.WARRANTY OF TITLE; OWNERSHIP AND DISPOSITION OF GAS

11.1Seller warrants that it has the right to convey, and covenants that it will convey, good title to all Gas delivered to Buyer hereunder at the Delivery Point(s) and Seller’s right to deliver the same, and agrees to hold Buyer harmless from, and indemnify it against, any and all loss, damage, cost, or liability of whatsoever kind arising out of Claims of third persons with respect to the title to such Gas prior to and at the Delivery Point, including costs, expenses, and reasonable attorneys’ fees incurred by Buyer in defending against any such Claims.

11.2Without limiting any right of Buyer hereunder or pursuant to applicable law, for the avoidance of doubt, Buyer shall have all rights accruing to the owner of Gas purchased under this Agreement including, without limitation, all rights to resell, store, exchange, and use such Gas, for combustion to make energy sales to any person or otherwise, all as determined in Buyer’s sole and absolute discretion. Buyer agrees to hold Seller harmless from, and indemnify it against, any and all loss, damage, cost, or liability of whatsoever kind arising out of Claims of third persons with respect to the title to such Gas after the Delivery Point, including costs, expenses, and reasonable attorneys’ fees incurred by Seller in defending against any such Claims.

12.NO PUBLIC UTILITY

Seller is not a public utility and nothing contained herein will be deemed as a dedication to the public of the Gas, or any land, wells, pipelines or other facilities, or any part thereof.

13.INDEMNIFICATION

13.1Seller agrees to indemnify and defend Buyer and save it harmless from all Claims, from any and all persons, arising from or out of claims of title, personal injury (including death) or property damage from Gas delivered under this Agreement

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occurring prior to delivery at the Delivery Point, or other charges for which Seller is responsible under Sections 6.2 or 6.3 or that otherwise attach before title to such Gas passes to Buyer at the Delivery Point(s), subject to the provisions of Article 10.  Buyer agrees to indemnify and defend Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding personal injury (including death) or property damage from Gas delivered under this Agreement occurring after delivery at the Delivery Point, or other charges for which Buyer is responsible under Section 6.4 which attach after title passes to Buyer.

13.2Without limiting Section 13.1, as between Seller and Buyer, Seller will be liable for all Claims that arise from the failure of Gas delivered by Seller to Buyer hereunder to meet the quality requirements of Section 5.2.

14.COVER DAMAGES; EXCUSED FAILURES; LIMITATION OF LIABILITY

14.1Except as set forth in Section 13.2, Buyer’s sole remedy for Seller’s failure to deliver Gas that Seller is obligated to deliver under this Agreement is that Seller shall pay to Buyer: (A) all reasonable costs actually incurred by Buyer, utilizing the Cover Standard, to purchase and transport the amount of Gas (or, if Gas is not reasonably available, to produce and transmit and/or receive an equivalent amount of electric power) necessary to cover the Seller Shortfall Quantity; minus (B) the cost, if less, that would have been incurred by Buyer if Buyer had purchased such Gas (or Gas equivalent) under this Agreement.

14.2Notwithstanding anything in Section 14.1 to the contrary, in the event Buyer withdraws any Gas stored by it or on its behalf at CINGSA (or any other Gas storage facility) in order to address any Seller Shortfall Quantity, Seller shall pay to Buyer, as and when invoiced by Buyer, an amount equal to: (1) all costs to withdraw and transport such Seller Shortfall Quantity to the applicable Delivery Point; plus (2) all reasonable costs incurred by Buyer to purchase Gas as necessary to replace such volumes of Gas withdrawn from storage by Buyer; plus (3) all costs to transport and inject such Gas into CINGSA (or any other applicable Gas storage facility).  Buyer shall provide to Seller all information necessary to calculate amounts due from Seller to Buyer (including volume, price, transportations and injections or withdrawal costs (if applicable)), and the delivery Day (as applicable) as soon as practicable after acquiring replacement Gas utilizing the Cover Standard. Before Buyer withdraws any Gas from CINGSA, it shall use commercially reasonable efforts to give Seller six (6) hours written notice that it intends to withdraw such Gas together with the amount of Gas to be withdrawn and an estimate of the costs of withdrawal and transport of such Gas; provided, that Buyer’s failure to provide such a notice shall not limit Buyer’s rights pursuant to this Agreement.

14.3Seller’s sole remedy for Buyer’s failure to receive and pay for any Buyer Shortfall Quantity is the payment to Seller by Buyer of an amount equal to the positive

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difference between (A) the amount that Buyer would have paid hereunder for such Buyer Shortfall Quantity and (B) the amount, if any, received by Seller utilizing the Cover Standard in selling such Gas to a third party.

14.4Any amount payable by either Party under this Article 14 shall be payable fifteen (15) Business Days after presentation of the non-defaulting Party’s invoice, which shall set forth in reasonable detail the basis upon which such amount was calculated, and invoices for an event described in Section 14.3 shall be invoiced no later than ninety (90) days following each such event.

14.5Notwithstanding anything to the contrary herein, any failure of Buyer to meet its obligations to purchase and receive any amount of Gas hereunder shall be an excused failure under this Agreement, and Buyer shall not be in default of this Agreement and Seller shall not have any remedy against Buyer under this Agreement, including under Section 14.3, if Buyer’s failure to purchase and receive such Gas from Seller is directly due to: (A) Buyer being required to purchase electric power from one or more qualifying facilities pursuant to the Public Utilities Regulatory Policies Act of 1978, 3 AAC 50.50.770(a)-(g) or any successor laws or polices; or (B) Buyer being required, pursuant to any federal, state or local law or regulation, to reduce its use of Gas (including, without limitation, as required to meet emissions standards, renewable portfolio standards, or otherwise); provided, that Buyer shall apply any such reductions in its Gas purchases proportionately among all Gas supply contracts to which Buyer is a party that permit such reductions. Buyer shall use commercially reasonable efforts to provide Seller with at least 30 Business Days’ prior written notice of any such reduction required pursuant to this Section 14.5;  provided, that for the avoidance of doubt the failure to provide such notice shall not affect Buyer’s right to reduce its Gas purchases to the extent required by sub-clauses (A) and (B) above only and Seller shall not have any remedy against Buyer for any such failure to provide notice, including, without limitation, under Section 14.3.

14.6FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY.  A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION CONFIRMATION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY.  SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, LOSS OF REVENUES OR OTHER BUSINESS INTERRUPTION DAMAGES, BY

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STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE

MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE, EXCEPT THAT NO PARTY SHALL BE LIABLE, UNDER THE INDEMNITY PROVISIONS OF THIS AGREEMENT OR OTHERWISE, TO PAY ANY AMOUNT TO THE OTHER PARTY HERETO TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT OTHER PARTY.  TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

15.NOTICES

15.1Except as specifically provided otherwise in Article 7 of this Agreement, all notices and communications under this Agreement (other than Operational Notices as provided in Section 15.2) will be made in writing by certified mail (return receipt requested), facsimile (with confirmation by one of the other means described herein received within two (2) Business Days of receipt of such facsimile), email, or by nationally recognized overnight courier.  All such notices will be deemed effective (a) if mailed, on the date indicated on the returned receipt, (b) if delivered personally or by overnight courier, when delivered, (c) if sent by email or by facsimile during the normal business hours of the recipient, on the same Business Day as sent, and (d) if sent by email or facsimile after the normal business hours of the recipient, on the next Business Day following the date of transmission.

Seller

Furie Operating Alaska, LLC

Attn:Bruce Webb

188 West Northern Lights, Suite 620

Anchorage, AK 99503

Phone (907) 277-3726

Email: b.webb@furiealaska.com

Buyer

Chugach Electric Association, Inc.

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Attn:Lee Thibert

5601 Electron Drive

Anchorage, Alaska 99518

Phone: (907) 762-4517

Email: Lee_Thibert@chugachelectric.com

15.2Any Operational Notice required or permitted to be given to either Party will be given by telephone and confirmed by email, at the telephone numbers and email addresses set forth below (or such other telephone numbers and email addresses as the Parties may designate from time to time by written notice under Section 15.1 and 15.3).  Notices given by telephone will be effective immediately and the confirmation by email will be effective as provided in Section 15.1.  The Party providing an Operational Notice will attempt to contact the primary contact first.  If the primary contact is unavailable to receive notice in a timely manner, the Party providing an Operational Notice will contact the alternate contact.

Seller

Furie Operating Alaska, LLC

188 West Northern Lights, Suite 620

Anchorage, AK 99503

Primary Contact:

Mark Slaughter

Director

Telephone: (907)-277-3726

Mobile: (907) -632-2474

Email: m.slaughter@furiealaska.com

Billing Contact:

Accounts Receivable

Telephone: (907)-277-3726

Email: accounts.receivable@furiealaska.com

Buyer

Chugach Electric Association, Inc.

5601 Electron Drive

Anchorage, Alaska 99518

Primary Contact:

Andrew White

Manager of Fuel Supply and Operations

CEA Fuel Supply Desk (907) 762-4502

Telephone: (907) 762-4577

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Mobile: (907) 306-0123

Email: Andrew_White@chugachelectric.com

Billing Contact:

Jody Wolfe

Controller

Telephone: (907) 762-4761

Email: Jody_Wolfe@chugachelectric.com

15.3Either Party may designate address changes by formal written notice as provided in Section 15.1.

16.ASSIGNMENT

16.1This Agreement is assignable only with the prior written consent of the other Party, which consent will not be unreasonably withheld.  A Party may withhold consent if, in its commercially reasonable opinion, the proposed assignee is not financially and technically capable of assuming the assigning Party’s obligations pursuant to this Agreement. No assignment for which written consent has been received will be effective until the assignee agrees in a writing delivered to the non-assigning Party, in a form reasonably satisfactory to the non-assigning Party, to assume and fully perform the liabilities and obligations of the assigning Party under this Agreement.  In no event shall either Party assign this Agreement, except under the Consent to Collateral Assignment provided in Section 16.3, with less than fifteen (15) Days’ notice to the other Party.

16.2This Agreement is binding upon and will inure to the benefit of the Parties and their respective and permitted successors and assigns.

16.3Notwithstanding any provision to the contrary set forth above or elsewhere in this Agreement, Buyer agrees Seller may collaterally assign to the Financing Parties all of its right, title and interest in, to and under this Agreement, including, without limitation, all of Seller’s rights to receive payment under or with respect to this Agreement and all payments due and to become due to it under or with respect to this Agreement, whether as contractual obligations, damages, indemnity payments or otherwise (collectively, the “Assigned Interests”). Buyer acknowledges the right of the Financing Parties in the exercise of its rights and remedies under the Financing Agreements, to make all demands, give all notices, take all actions and exercise all rights of the Seller under this Agreement.  No such assignment by Seller to a Financing Party shall release Seller from or diminish Seller’s liabilities and responsibilities under this Agreement, nor change or amend Buyer’s rights under this Agreement. Buyer agrees to sign a Consent to Collateral Assignment of such rights, benefits and interests of Seller with the Financing Parties in form and substance reasonably acceptable to Seller, the Financing Parties and Buyer. No assignment by Seller shall release Seller from or

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diminish its liabilities and responsibilities under this Agreement.  The Parties agree that should any of the provisions of this Article 16 conflict with or contradict any of the terms and provisions of any separate Consent to Collateral Assignment with the Financing Parties to which Buyer is a Party, the terms and provisions of the Consent to Collateral Assignment shall prevail.

16.4Buyer agrees that, if the Financing Parties notify it that an Event of Default (as defined in the Financing Agreements) has occurred and is continuing and that the Financing Parties have elected to exercise the rights and remedies set forth in the Financing Agreements, then the Financing Parties or any other purchaser of the Assigned Interests in a judicial or non-judicial foreclosure sale (a “Substitute Seller”) shall be substituted for the Seller under this Agreement; provided, that in such event, the proposed Substitute Seller (other than the Financing Parties) shall (A) provide information sufficient for Buyer, in its commercially reasonable opinion, to determine that the proposed Substitute Seller is financially and technically (or has contracted with an operator who is technically) capable of assuming Seller’s obligations pursuant to this Agreement (for the avoidance of doubt, the Financing Parties shall be deemed capable), or the Financing Parties shall guaranty or otherwise provide security for such Substitute Seller’s liabilities and obligations pursuant to this Agreement, in a form reasonably satisfactory to the Buyer and (B) agree in a writing delivered to the Buyer, in a form reasonably satisfactory to the Buyer, to assume and fully perform the liabilities and obligations of the Seller under this Agreement, and thereafter the Buyer shall recognize such Substitute Seller in its capacity as such and shall continue to perform its obligations hereunder in favor of such Substitute Seller.

16.5The Financing Parties may cure any breach or default by the Seller hereunder.  In the event of a default by Seller in the performance of any of its obligations hereunder, or upon the occurrence or non-occurrence of any event or condition hereunder that would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the Buyer to terminate this Agreement (in either case, a “default”), the Buyer will not terminate this Agreement until it first gives written notice of such default to the Financing Parties and affords the Financing Parties a period of at least 15 days from receipt of such notice to cure such default.

16.6The Buyer acknowledges and agrees that no Financing Party shall have any liability or obligation hereunder, nor shall the Financing Parties be obligated or required to perform any of the Seller’s obligations hereunder except during any period in which any Financing Party is a Substitute Seller pursuant to Section 16.4, in which case the obligations of such Substitute Seller shall be no more than that of the Seller hereunder.

16.7No assignment by Seller shall release Seller from or diminish its liabilities and responsibilities under this Agreement.

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17.GOVERNING LAW AND DISPUTE RESOLUTION

17.1Governing Law.  This Agreement is governed by and construed and interpreted under and in accordance with the laws of the State of Alaska, without regard to its choice of law rules.

17.2Resolution of Disputes. The Parties shall exclusively and finally resolve any Dispute between them using direct negotiations and/or non-jury trials, all as set out in this Article 17.  A Party who violates this Article 17 shall pay all reasonable legal, expert and court fees and costs incurred by the other Party in any suit, action, or proceeding to enforce this Article 17.  While the procedures in this Article 17 are pending, each Party shall continue to perform its obligations under this Agreement, unless to do so would be impossible or impracticable under the circumstances.

17.3Direct Negotiations.  If a Dispute arises, a Party shall initiate the resolution process by giving notice setting out in writing and in detail the issues in Dispute and the value of the Claim to the other Party. A meeting between the Parties, attended by individuals with decision-making authority, must take place within twenty (20) days from the date the notice was sent in an attempt to resolve the Dispute through direct negotiations. If a Party refuses to toll all applicable statutes of limitations and defenses based upon the passage of time while the proceedings in this Section 17.3 are pending, the other Party may file a court proceeding under Section 17.4 in an attempt to preserve its Claim and such proceeding shall be stayed so that the Parties may continue efforts to resolve this Dispute as set out in this Section 17.3.

17.4Trial.  If the Dispute is not resolved by agreement between the Parties through direct negotiations within thirty (30) days from the date of the notice requiring direct negotiations, then the Dispute will be resolved by the state or federal courts of Alaska in Anchorage, Alaska.  Each Party, to the extent permitted by law, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any action or other legal proceeding arising out of or relating to this Agreement and the transactions it contemplates.  This waiver applies to any action or legal proceeding, whether sounding in contract, tort, or otherwise.  All reasonable attorneys’ and court fees and costs of both Parties shall be borne by the Party determined by the court to be at fault.

17.5Enforcement.  Proceedings to enforce judgment entered on an award may be brought in any court having jurisdiction over the person or assets of the non-prevailing Party.  The prevailing Party may seek, in any court having jurisdiction, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the judgment or award.

18.MISCELLANEOUS

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18.1This Agreement is made for the sole benefit of the Parties and their respective successors and permitted assigns.  The Parties do not intend to create, and this Agreement will not be construed to create, by implication or otherwise, any rights in any other person or entity not a Party to this Agreement, and no such person or entity will have any rights or remedies under or by reason of this Agreement, or any right to the exercise of any right or power hereunder or arising from any default hereunder.

18.2This Agreement is the entire and complete agreement between the Parties regarding the sale of Gas as described herein.  Any prior agreements or understandings, oral or written, are superseded and replaced by this Agreement.  This Agreement may not be amended except in a writing duly executed by the Parties.

18.3Waiver of any default under this Agreement will not act as a waiver of any other or future default.

18.4Each Party acknowledges and agrees that it has participated in the drafting of this Agreement and has had the opportunity to consult with legal counsel and any other advisors of its choice to its satisfaction regarding the terms and provisions of this Agreement and the results thereof.  As a result, the rule of construction that an agreement be construed against the drafter will not be asserted or applied to this Agreement.

18.5The execution and performance of this Agreement is not intended by the Parties to create and will not be construed to create any partnership or business association between the Parties.

18.6The headings in this Agreement are for the convenience of the reader only.  The headings are not part of this Agreement and do not purport to and will not be deemed to define, limit, or extend the scope or intent of the article or section to which they pertain.

18.7Each Party represents and warrants to the other Party that it has the legal authority to enter into and perform this Agreement and each obligation assumed by such Party under this Agreement.

18.8This Agreement may be executed by the Parties in any number of counterparts and on separate counterparts, including electronic transmittals and scanned signatures, each of which when so executed will be deemed an original, but all such counterparts, when taken together, will constitute but one and the same Agreement.

18.9No Party, nor any director, manager, employee, shareholder, member, or agent of a Party will give to or receive from any Party or any director, manager, employee, shareholder, member, or agent of the other Party any commission, fee, rebate, gift,

Appendix A

TA-437-8    Effective:  May 1, 2017

or entertainment of significant cost or value in connection with this Agreement.  Each Party will promptly notify the other Party of any violation of this section, and any consideration received by a Party as a result of such violation will be paid over or credited to the other Party.  Each Party, or its designated representative(s), may audit any and all records of the other Party as provided in Section 7.5 for the sole purpose of determining whether there has been compliance with this section.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Appendix A

TA-437-8    Effective:  May 1, 2017

IN WITNESS WHEREOF, the Parties have executed this Firm and Interruptible Gas Sale and Purchase Agreement effective as of the Effective Date.

SELLER: FURIE OPERATING ALASKA, LLC	BUYER: CHUGACH ELECTRIC ASSOCIATION, INC.
Signature:	Signature:
/s/ Bruce Webb	/s/ Lee D. Thibert
Name:Bruce Webb	Name:Lee D. Thibert
Title:Sr. Vice President Date:3/3/17	Title:CEO Date:3/6/17

[Signature Page to Furie-Chugach Gas Sale and Purchase Agreement]

US-DOCS\79633089.6

Appendix A

TA-437-8    Effective:  May 1, 2017

EXHIBIT A

TRANSACTION CONFIRMATION

This Transaction Confirmation is subject to the Gas Sale and Purchase Agreement between Seller and Buyer, dated March 3, 2017.
SELLER: Furie Operating Alaska, LLC Attn: ______________________________ Phone: ______________________________ Fax: ______________________________	BUYER: Chugach Electric Association, Inc. Attn: ______________________________ Phone: ______________________________ Fax: ______________________________
CONTRACT YEAR: Contract Year: ___________ Transaction Start Date: ______________________ Transaction End Date: ______________________
GAS PRICE: Gas Sales Price: ____________ $/Mcf
GAS QUANTITY: Firm: _________ Mcfpd Interruptible: _________ Mcfpd
DELIVERY POINTS:
SPECIAL CONDITIONS:
Seller: __________________________________________ Name: Title: Date:	Buyer: _________________________________________ Name: Title: Date:

US-DOCS\79633089.6

Appendix A

TA-437-8    Effective:  May 1, 2017